Exhibit (4)(q)

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

(A Delaware Corporation)

Home Office [200 Continental Drive, Suite 306, Newark, Delaware 19713]1

Executive Office [51 Madison Avenue, New York, NY 10010]1

THE CORPORATION New York Life Insurance and Annuity Corporation (NYLIAC), is a Delaware corporation and a wholly owned subsidiary of New York Life Insurance Company. We will pay the benefits of this Flexible Premium Deferred Variable Annuity (the “Policy”) in accordance with its provisions. The following pages are also a part of this Policy.

PAYMENT OF PREMIUMS At any time before the Annuity Commencement Date and while you are living, you may pay premiums at any interval or by any method we make available. Premium Payments are subject to the limitations defined in this Policy. The initial Premium Payment is shown on the Policy Data Page.

INCOME PAYMENTS On the Annuity Commencement Date, we will apply the Accumulation Value to provide periodic Income Payments, as stated in the Income Payments Section.

DEATH BENEFIT If you die before the Annuity Commencement Date, we will pay death benefit proceeds to the Beneficiary upon our receipt of Proof of Death and claim information.

SURRENDER CHARGES We may waive Surrender Charges as described in this Policy and in any applicable riders attached to this Policy.

RIGHT TO RETURN POLICY Please examine this Policy. Within ten (10) days (thirty (30) days if this is a replacement policy) after delivery, you can return this Policy to the Corporation or to the registered representative through whom you purchased it, with a written request for a cancellation. Upon our receipt of this request, the Policy will be void from the start and we will promptly cancel this Policy and refund the Policy’s Accumulation Value, less the e-Delivery Credit, if applied. The amount refunded to you may be more or less than the Premium Payment(s)

The Policy Date is shown on the Policy Data Page.

If you have questions or concerns about your Policy, please contact us at www.newyorklife.com or call us at [1-800-598-2019]2

[3 ]	[ ]
[President]	[Secretary]

[New York Life Premier Variable Annuity II]4

(An Individual Flexible Premium Deferred Variable Annuity With A Guaranteed Minimum Death Benefit)

This Policy Includes An Optional One-Time e-Delivery Credit.

THE POLICY VALUES AND BENEFITS PROVIDED BY THIS POLICY, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, ARE VARIABLE AND MAY INCREASE OR DECREASE AND ARE NOT GUARANTEED AS TO A FIXED DOLLAR AMOUNT.

This Policy is non-participating. Therefore, no dividends are payable.

This Policy will not become effective unless it is issued while the Owner and Annuitant are living. Read This Policy Carefully. It is a legal contract between the Owner and the Corporation.

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Policy Data

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SECTION NINE - FIXED ACCOUNT		19
9.1	Investment Of The Fixed Account Assets	19
9.2	Valuation Of The Fixed Account	19

SECTION TEN - DCA ADVANTAGE ACCOUNT		19
10.1	Investment Of The DCA Advantage Account Assets	19
10.2	Valuation Of The DCA Advantage Account Assets	19

SECTION ELEVEN - GENERAL PROVISIONS		20
11.1	Report To Owner	20
11.2	Entire Contract	20
11.3	Information You Provided For This Policy	20
11.4	Contestability Period	20
11.5	Misstatement Of Age Or Sex	20
11.6	Assignment Or Transfer	20
11.7	Protection Against Creditors	21
11.8	Conformity With Law	21

APPENDIX 1		22
Single Life Table		22

APPENDIX 2		23
Joint Life Income - Guaranteed Period Payment Table		23

APPENDIX 3		24
Joint Life Income - Guaranteed Period Payment Table		24

APPENDIX 4		25
Joint Life Income - Guaranteed Period Payment Table		25

RIDERS AND ENDORSEMENTS	(if any)Attached to the Policy

You may contact us at our service center address specified in the product prospectus or any alternate address we provide to submit inquiries or obtain information about your Policy. When you write to us, please include your Policy number, your full name and your current address.

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DEFINITIONS

These terms are capitalized when used throughout this Policy.

ACCUMULATION UNIT: An accounting unit we use to calculate the Variable Accumulation Value prior to the Annuity Commencement Date. Each Investment Division of the Separate Account has a distinct variable Accumulation Unit value.

ACCUMULATION VALUE: The sum of the Variable Accumulation Value, the Fixed Account Accumulation Value, and the DCA Advantage Account Accumulation Value of this Policy for any Valuation Period.

AGE: An individual’s age attained at his or her last birthday.

ALLOCATION OPTIONS: The Investment Divisions of the Separate Account, the Asset Allocation Models, the Fixed Account, and the DCA Advantage Account.

ANNUITANT: The individual(s) whose life or lives determines the Income Payments.

ANNUITY COMMENCEMENT DATE: The date on which we make the first Income Payment under this Policy. This date may not be earlier than the first Policy Anniversary.

ASSET ALLOCATION MODEL: An Allocation Option that is a model portfolio comprised of Investment Divisions of the Separate Account. The model portfolio is constructed by New York Life Investment Management LLC (NYLIM) and based primarily on investment risk.

AUTOMATIC ASSET REBALANCING: The periodic adjustment of the Variable Accumulation Value in order to maintain the allocation percentages you select for the Investment Divisions and/or that are specified under the Asset Allocation Model you chose.

BENEFICIARY: The individual(s) or entity(ies) having the right to receive the death benefit proceeds set forth in this Policy and who is the “designated Beneficiary” for purposes of Section 72 of the Internal Revenue Code of 1986, as amended.

BUSINESS DAY: Any day on which the New York Stock Exchange (NYSE) is open for trading. Our Business Day ends at 4:00 p.m. Eastern Standard Time or the close of regular trading on the NYSE, if earlier.

CONSIDERATION: A Premium Payment, or a portion thereof and/or, if allowable, a transfer amount from an Investment Division to the Fixed Account.

DEATH BENEFIT STEP-UP VALUE: Provided that the Accumulation Value is greater than the Return of Premium Death Benefit on the seventh (7th) Policy Anniversary, a Death Benefit Step-Up Value will apply, which is the Accumulation Value on that Policy Anniversary, plus any additional Premium Payments made following that Policy Anniversary.

Any amounts withdrawn from the Policy following the seventh (7th) Policy Anniversary will proportionally reduce the Death Benefit Step-Up Value as of the date of the withdrawal. We will determine the amount deducted for these withdrawals by dividing the amount withdrawn (including any applicable Surrender Charges) by the Accumulation Value immediately preceding the withdrawal, multiplied by the Death Benefit Step-Up Value immediately preceding the withdrawal.

DOLLAR COST AVERAGING (DCA) ADVANTAGE ACCOUNT: An Allocation Option from which amounts are transferred to the Investment Divisions proportionally on a monthly basis. The DCA Advantage Account duration is shown on the Policy Data Page. We credit the DCA Advantage Account with a fixed interest rate.

DCA ADVANTAGE ACCOUNT ACCUMULATION VALUE: The sum of the Premium Payments allocated to the DCA Advantage Account, plus interest credited on those Premium Payments, less transfers and any Partial Withdrawals from the DCA Advantage Account, and less any Surrender Charges, Policy Service Charges, and rider charges assessed on and deducted from the DCA Advantage Account.

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ELIGIBLE PORTFOLIOS (Portfolios): The individual portfolios of a Fund that are available for investment through the Investment Divisions of the Separate Account.

FIXED ACCOUNT: An Allocation Option that we credit with a fixed interest rate.

FIXED ACCOUNT ACCUMULATION VALUE: The sum of the Premium Payments and, if allowable, transfers allocated to the Fixed Account, plus interest credited on those Premium Payments and, if allowable, transfers, less any Partial Withdrawals and transfers from the Fixed Account, and less any Surrender Charges, Policy Service Charges, and rider charges assessed on and deducted from the Fixed Account.

FUND: Any open-end management investment company registered under the Investment Company Act of 1940 that offers Eligible Portfolios.

GENERAL ACCOUNT: Includes all of NYLIAC’s assets except those assets specifically allocated to the Separate Account. NYLIAC’s General Account assets support all of its liabilities except Separate Account liabilities. NYLIAC invests the assets of the General Account in accordance with applicable law governing the investments of insurance company General Accounts. General Account assets are subject to the claims of our general creditors.

GUARANTEED CASH SURRENDER VALUE: The Guaranteed Cash Surrender Value is applicable only to the Fixed Account Accumulation Value and/or to the DCA Advantage Account Accumulation Value. No such guarantee applies to the Variable Accumulation Value. The Guaranteed Cash Surrender value is equal to the greater of:

a)	the sum of the Fixed Account Accumulation Value and the DCA Advantage Account Accumulation Value based on the guaranteed minimum interest rate for each account, as shown on the Policy Data Page, less any Surrender Charges that may apply; or

b)	the Nonforfeiture Value.

INCOME PAYMENTS: Periodic payments NYLIAC makes to the Payee on or after the Annuity Commencement Date.

INVESTMENT DIVISION: The variable investment options available with this Policy. Each Investment Division, a division of the Separate Account, invests exclusively in shares of a specified Eligible Portfolio.

NYLIAC (Corporation, we, us, our): New York Life Insurance and Annuity Corporation, which is a wholly owned Delaware subsidiary of New York Life Insurance Company. To submit inquiries and Policy requests, you may contact us at our service center address specified in the product prospectus.

NONFORFEITURE RATE: The rate used to calculate the Fixed Account and DCA Advantage Account Nonforfeiture Values. This rate, as shown on the Policy Data Page, is equal to the lesser of:

a)	3.00%; and

b)	a rate that is not less than 1.00% and determined by using the six-month average of the five-year Constant Maturity Treasury Rate reported by the Federal Reserve for December through May (for period beginning July 1) and June through November (for period beginning January 1), rounded to the nearest .05%, minus 1.25%.

NONFORFEITURE VALUE: The Nonforfeiture Value is equal to 87.50% of the Consideration(s) allocated to the Fixed Account and/or to the DCA Advantage Account accumulated at the Nonforfeiture Rate since the Payment Date or transfer date, minus any amounts withdrawn or transferred from the Fixed Account and/or the DCA Advantage Account, with the remaining amount accumulated at the Nonforfeiture Rate since the date of withdrawal or transfer.

NON-QUALIFIED CONTRACT: A contract that is not issued in connection with a Qualified Plan.

OWNER (you, your): The individual(s) or entity(ies) designated as the Owner in this Policy, or as subsequently changed, who is entitled to exercise all rights under this Policy. If NYLIAC issues a jointly owned Policy, ownership rights and privileges under this Policy must be exercised jointly.

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PARTIAL WITHDRAWAL: Any part of the Accumulation Value paid to you, at your request, in accordance with the terms of this Policy.

PAYEE: The individual or entity designated to receive Income Payments under this Policy and any income provided under any riders or endorsements attached to this Policy. The Owner of this Policy is the Payee unless we agree to a different Payee.

PAYMENT DATE: The Business Day on which we receive a Premium Payment at the address specified in the product prospectus to receive such payment.

PAYMENT YEAR: A year as measured from the Payment Date of the initial Premium Payment or from the Payment Date of any additional Premium Payments made to this Policy.

POLICY ANNIVERSARY: An anniversary of the Policy Date displayed on the Policy Data Page.

POLICY DATA PAGE: Page 2 of this Policy, containing the Policy specifications.

POLICY DATE: The date this Policy is executed and from which we measure Policy Years, Policy quarters, Policy months, and Policy Anniversaries. It is shown on the Policy Data Page.

POLICY YEAR: A year starting on the Policy Date. Subsequent Policy Years begin on each Policy Anniversary unless otherwise indicated.

PREMIUM PAYMENT: Amount(s) paid to the Corporation as Consideration for the benefits provided by this Policy. This payment must be made while the Owner and Annuitant are living.

PROOF OF DEATH: Evidence that death has occurred, including at least one of the following: a certified copy of the death certificate, an attending physician’s statement, a finding from a court of competent jurisdiction, confirmation of information we obtain from the Social Security Death Master File, or any other proof that is acceptable to us.

QUALIFIED CONTRACT: A contract that is issued in connection with a Qualified Plan.

QUALIFIED PLAN: A retirement plan intended to qualify for special federal income tax treatment under Section 401, 403, 408, 408A, or 457 of the Internal Revenue Code of 1986, as amended.

REQUIRED MINIMUM DISTRIBUTION (RMD): The minimum amount that the Internal Revenue Service requires the owners of certain Qualified Contracts to withdraw each year, generally beginning no later than April 1st of the calendar year following the calendar year in which the Owner attains Age 70  1/2.

RETURN OF PREMIUM DEATH BENEFIT: The total dollar amount of Premium Payments made under this Policy reduced by any Return of Premium Death Benefit Proportional Withdrawals.

RETURN OF PREMIUM DEATH BENEFIT PROPORTIONAL WITHDRAWAL: An amount equal to the amount withdrawn from this Policy (including any amount withdrawn that may include Surrender Charges), divided by this Policy’s Accumulation Value immediately preceding the withdrawal, multiplied by the Return of Premium Death Benefit immediately preceding the withdrawal.

SEPARATE ACCOUNT: A segregated asset account of the Corporation, as identified on the Policy Data Page, established to receive and invest Premium Payments made under this Policy. The Separate Account’s Investment Divisions, in turn, purchase shares of Eligible Portfolios.

SPOUSE: An individual with whom you have entered into a legal marriage, as recognized by federal tax law.

SPOUSAL: Of or pertaining to a Spouse.

SURRENDER CHARGE: An amount that the Corporation charges during the Surrender Charge period, as shown under the Surrender Charge schedule on the Policy Data Page, which is assessed when you make a Partial Withdrawal from the Accumulation Value or when you surrender this Policy for its Accumulation Value.

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VALUATION PERIOD: The period from the close of the immediately preceding Business Day to the close of the current Business Day.

VARIABLE ACCUMULATION VALUE: The sum of the current Accumulation Unit’s value for each of the Investment Divisions multiplied by the number of Accumulation Units held in the respective Investment Divisions.

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SECTION ONE - INCOME PAYMENTS

1.1 Income Payments

Before Income Payments begin, we may require proof of the Annuitant’s birth date. Unless you otherwise instruct us, we will make Income Payments under the Life Income-Guaranteed Period option. Please refer to the applicable Table in the Appendices. Under the Life Income-Guaranteed Period option, we will make equal payments to the Payee each month during the lifetime of the Annuitant (the last surviving Annuitant for joint Annuitant policies). Income Payments do not change and are guaranteed for a period of ten (10) years (one hundred twenty (120) monthly payments), even if the Annuitant dies sooner. We may require proof of the Annuitant’s survival as a condition for making any Income Payments beyond the guaranteed period.

We will determine the monthly Income Payment amount on the Annuity Commencement Date. We do this by applying the total Accumulation Value of the Policy, less any state premium tax that may be payable as provided in Section 5.7, to the Income Payment rate in effect on the Annuity Commencement Date. Income Payment rates are based on the adjusted Age and sex of the Annuitant. To find the adjusted Age in the year the first payment is due, we first set the Annuitant’s Age to be the lesser of Age 100 or his or her Age at the time of the first payment, and then adjust it according to the following table:

2015-2021	2022-2029	2030-2039	2040-2055	2056&later
0	-1	-2	-3	-4

The amount of each monthly Income Payment will not be less than an amount based on the corresponding rate shown in the applicable Life Income-Guaranteed Period Payment Table in the Appendices. These minimum amounts are ten-year certain and life amounts based on the 2012 Individual Annuity Reserving (IAR) Table with Projection Scale G2, and with interest compounded each year at one percent (1.00%).

When requested, we will state in writing the minimum amount of each monthly Income Payment required under this provision.

Income Payments will not be less than those that we would provide to the same class of Annuitants if the Accumulation Value, less any applicable Surrender Charges, was used to purchase any single premium immediate annuity offered by NYLIAC on the Annuity Commencement Date.

1.2 Commencement Of Income Payments

Income Payments are scheduled to begin on the Annuity Commencement Date shown on the Policy Data Page or as changed in accordance with Section 1.3, provided this Policy is in force on that date. We will make Income Payments to the Payee each month. Once Income Payments begin, you may not change the Income Payment option. If the Accumulation Value of this Policy is an amount that would provide Income Payments of less than $20 a month on the Annuity Commencement Date, we will pay you the Accumulation Value in a single sum.

1.3 Change Of Annuity Commencement Date

If we agree, you may change the Annuity Commencement Date shown on the Policy Data Page. You may choose to accelerate it to an earlier date or defer it to a later date. However, you may not change it to a date prior to the first Policy Anniversary. You must notify us in writing of any change at least one month before the Annuity Commencement Date.

1.4 Other Income Payment Options

If we agree, you may elect, on or before the Annuity Commencement Date, to have the Accumulation Value placed under another Income Payment option we make available.

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SECTION TWO - OWNER AND ANNUITANT

2.1 Owner And Annuitant

Unless you designate otherwise, the Owner and the Annuitant are the same individual. If this Policy is issued with joint Annuitants, joint Annuitants must be Spouses.

2.2 Rights Of Ownership

The Owner has all the rights of ownership of this Policy. These rights include but are not limited to the right to change a revocable Beneficiary, receive Income Payments, change the Annuity Commencement Date, and designate a Payee other than the Owner. For Non-Qualified Contracts only, you also have the right to name a new Owner or assign your interest in this Policy. You cannot lose these rights. If this Policy is jointly owned, you must exercise these rights jointly. To exercise these rights, you do not need the consent of an Annuitant or any revocable Beneficiary. An Owner’s rights of ownership end at his or her death.

2.3 Change Of Ownership

If this Policy is issued as a Non-Qualified Contract, you may change the Owner by providing us with a notice you sign which gives us the facts we need. This change, unless you specify otherwise, will take effect as of the date you signed the notice, subject to any payment we made or action we took before we received the notice. When this change takes effect, all rights of ownership in this Policy will pass to the new Owner. Changing the Owner of this Policy does not change the Annuitant or any Beneficiary.

If the Owner of this Policy is changed, this Policy will end upon the death of either an Annuitant or an Owner prior to the Annuity Commencement Date. We will pay any applicable death benefit according to Section 3.6. Spousal continuance is not available after a change of ownership. See Section 3.4 for Spousal continuance conditions.

If the new Owner is a grantor trust for federal income tax purposes and all of the grantors are natural persons, upon the death of any grantor prior to the Annuity Commencement Date, we will treat the grantor’s death as the death of a living Owner and we will pay any applicable death benefit according to Section 3.6.

If you designate another individual as Owner, that person must not have been older than the maximum issue age on the Policy Date.

A change in ownership may have adverse tax consequences to you; please consult with your tax advisor. A change of ownership may also adversely impact certain benefits and/or features of this Policy or attached riders or endorsements.

2.4 Change Of Annuitant

You may not change an Annuitant; nor may you add or remove a joint Annuitant.

SECTION THREE - BENEFICIARY AND DEATH BENEFITS

3.1 Beneficiary

You may name more than one Beneficiary. Multiple Beneficiaries may be classified as primary (or first class), contingent (or second class), and so on. If you name two or more Beneficiaries in a class, you may state their shares in any amount payable. We will pay any amount payable under this Policy to any Beneficiary classified as primary who survives you. If no Beneficiary classified as primary survives you, we will pay any surviving Beneficiary in the next class, and so on. Those Beneficiaries who survive in the same class have an equal share in any amount payable to the extent possible, unless you have stated otherwise.

3.2 Change Of A Beneficiary

During your lifetime, you may change a revocable Beneficiary by providing us with a notice you sign that gives us the facts we need. This change, unless you specify otherwise, will take effect as of the date you signed the notice, subject to any payment we made or action we took before we received the notice. If you have designated an irrevocable Beneficiary, you may only change the Beneficiary with his or her signed consent. A Beneficiary who is not also the Owner may not change a Beneficiary designation.

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3.3 Death Of An Annuitant Before The Annuity Commencement Date

For policies issued with one Annuitant, if the Annuitant is not the Owner and the Annuitant dies before the Annuity Commencement Date, when we receive Proof of Death, you will become the Annuitant of this Policy. If this Policy is jointly owned, the first Owner named will become the Annuitant. If this Policy is issued with joint Annuitants and an Annuitant who is not an Owner dies before the Annuity Commencement Date, this Policy will continue with one Annuitant.

If the Owner is not a natural person (or is a grantor trust for federal income tax purposes which has one or more grantors that are not natural persons), or if the ownership changes subsequent to the Policy Date but before the death of an Annuitant, upon an Annuitant’s death, this Policy will end and we will pay any applicable death benefit according to Section 3.6.

3.4 Death Of An Owner Before The Annuity Commencement Date

If you die before the Annuity Commencement Date, this Policy will end. If this Policy is jointly owned, this provision will apply upon the death of the Owner who dies first. When we receive Proof of Death and claim information, we will pay any applicable death benefit to the Beneficiary according to Section 3.6. However, if you have designated your Spouse as the sole primary Beneficiary under this Policy, he or she may choose to continue the Policy upon your death, subject to certain Qualified Plan limitations and other limitations described below.

If the Owner is a grantor trust for federal income tax purposes and all the grantors are natural persons, upon the death of any grantor, this Policy will end and we will pay any applicable death benefit.

If the Owner is not a natural person, see Section 3.3.

If there has been a change of ownership, see Section 2.3.

Spousal Continuance

If you have designated your Spouse as the sole primary Beneficiary under this Policy, he or she may choose to continue this Policy upon your death, subject to certain Qualified Plan limitations. Spousal continuance of this Policy does not apply if there was a change of ownership subsequent to the Policy Date, if the Owner is not a natural person, or if this Policy is jointly owned by individuals who are not Spouses.

If this Policy is issued with one Owner and you die before the Annuity Commencement Date, your Spouse must be the sole primary Beneficiary to continue this Policy as the new Owner and, if applicable, the new Annuitant.

If this Policy is issued with joint Spousal Owners and one Owner dies before the Annuity Commencement Date, you must have designated “Surviving Spouse” as the sole primary Beneficiary to allow the surviving Spouse to continue this Policy as the sole Owner and, if applicable, the Annuitant.

If your Spouse chooses to continue this Policy, we will not pay any death benefit proceeds as a consequence of your death.

3.5 Death Of An Annuitant Or Owner After The Annuity Commencement Date

After the Annuity Commencement Date, we will make Income Payments while an Annuitant is living. If the elected Income Payment option includes a guaranteed period of Income Payments and the Annuitant dies before the end of the guaranteed period, we will then make the Income Payments to the Beneficiary for the remainder of the guaranteed period, even if the Payee is alive. If Income Payments are based on joint Annuitants, this applies when both Annuitants have died before the end of the guaranteed period. If the Annuitant (the last surviving Annuitant for joint Annuitant policies) dies after the end of the guaranteed period, we will not pay anything to the Payee or any Beneficiary.

If an Owner is not the Annuitant and the Owner dies after the Annuity Commencement Date, the Owner’s estate will become the Owner of the Policy unless you specify otherwise. We will continue to make Income Payments to the Payee while an Annuitant is living. If the Payee dies before the Annuitant, we will make Income Payments to the Annuitant unless you specify otherwise.

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If this Policy is jointly owned and one Owner dies after the Annuity Commencement Date while an Annuitant is living, the surviving Owner will become the sole Owner and we will make Income Payments to the Payee while an Annuitant is living. If the surviving Owner dies before the Annuitant, the surviving Owner’s estate will become the new Owner unless you specify otherwise. We will continue to make Income Payments to the Payee while an Annuitant is living. If the Payee dies before the Annuitant, we will make Income Payments to the Annuitant unless you specify otherwise.

3.6 Payment Of The Death Benefit Prior To The Annuity Commencement Date

The death benefit is payable as follows:

a)	Prior to the seventh (7th) Policy Anniversary, the death benefit is an amount equal to the greater of:

1)	the Accumulation Value of this Policy; or

2)	the Return of Premium Death Benefit.

b)	On and after the seventh (7th) Policy Anniversary, if a Death Benefit Step-Up Value applies, the death benefit is an amount equal to the greater of:

1)	the Accumulation Value of this Policy; or

2)	the Death Benefit Step-Up Value.

If no Death Benefit Step-Up Value applies, the death benefit amount calculated in 1 above is applicable.

The death benefits available under this Policy are not less than the minimum benefits required by law. The payment will be calculated as of the date we receive Proof of Death and claim information. If applicable, we will reduce the death benefit by the amount of any distributions that we made under this Policy subsequent to your date of death.

While you are living, you may choose, in a notice you sign that gives us the facts we need, to have all or part of the death benefit proceeds paid to the Beneficiary in a single sum or placed into a settlement alternative we may make available. The Beneficiary may not revoke or modify any designation you made regarding how the death benefit proceeds are to be paid. However, if you do not designate how the death benefit proceeds are to be paid, the Beneficiary (at the time of your death) may elect to receive the proceeds in either a single sum or have them placed into a settlement alternative we may make available. These settlement alternatives may accrue interest at rates we set. Payments under an elected income or guaranteed life income settlement alternative must be for the life of the Beneficiary or for a number of years that is not more than the life expectancy of the Beneficiary (as determined for federal tax purposes) at the time of your death. Settlement alternative payments must begin within one year after your death. We may require proof of the Beneficiary’s birth date before payments begin.

You may revoke a previous designation for death benefit payments only in a notice you sign that gives us the facts we need.

We must receive claim information for each Beneficiary. We have up to five (5) years after the date of your death to distribute the death benefit proceeds. However, upon receiving Proof of Death and claim information, we will promptly pay to a Beneficiary his or her share of any amount of the death benefit proceeds. The payment will be made within seven (7) days from the date we receive all requirements to pay the claim.

If the New York Stock Exchange is closed on a day other than usual weekends or holidays or the Securities and Exchange Commission restricts trading or determines that an emergency exists, it may not be practical for us to determine the Variable Accumulation Value. In that case, we may defer payment of the death benefit proceeds. We will credit any amount invested in the DCA Advantage Account and/or the Fixed Account, if applicable, with interest computed daily from the date of death to the date of payment of the death benefit proceeds. We set the interest rate each year. This rate will not be less than the rate required by law.

3.7 If No Beneficiary Survives You Or, If Applicable, The Annuitant, Prior To The Annuity Commencement Date

If this Policy ends due to the death of the Owner or, if applicable, the Annuitant, as described in this Policy, and no Beneficiary for any amount payable, or for a stated share, is living, the right to this amount, or this share, will

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pass to the Owner as Beneficiary, or if no Owner is living, to the Owner’s estate, unless you designate otherwise. If this Policy is jointly owned, and this Policy ends due to the death of a joint Owner, we will pay the surviving Owner as Beneficiary, unless you designate otherwise. We will pay the proceeds in a single sum. If any Beneficiary dies at the same time as you or, if applicable, the Annuitant, or within fifteen (15) days after death, but before we receive Proof of Death and claim information from the Beneficiary, we will pay any amount payable as though that Beneficiary died first.

3.8 Death Of A Beneficiary Who Is Receiving Income Payments

If a Beneficiary is receiving Income Payments under a payment option with a guaranteed period and the Beneficiary dies during the guaranteed period, we will pay each remaining Income Payment, if any, to those Beneficiaries in the same class who are alive when that Income Payment becomes due. If the last Beneficiary in a class to receive Income Payments dies, we will pay each remaining Income Payment to those in the next class who are alive when that Income Payment becomes due, and so on. If no Beneficiary for any amount payable or for a stated share is alive, we will pay the present value of any remaining Income Payments during a guaranteed period to the estate of the Beneficiary who dies last. The present value of any remaining Income Payments is always less than the total of those remaining Income Payments. No amount will be payable to any Beneficiary after the end of the guaranteed period of Income Payments.

3.9 If No Beneficiary Survives The Annuitant After The Annuity Commencement Date

If there is a death benefit payable and no Beneficiary is living when the Annuitant (the last surviving Annuitant for joint Annuitant policies) dies, unless you designate otherwise, we will pay you the death benefit in a single sum. If you are not living, then we will pay the death benefit in a single sum to your estate, unless you designate otherwise. If any Beneficiary dies at the same time as the Annuitant (the last surviving Annuitant for joint Annuitant policies) or within fifteen (15) days after the Annuitant’s death (the last surviving Annuitant’s death for joint Annuitant policies), but before we receive the Annuitant’s Proof of Death and all claim information, we will pay any amount payable as though the Beneficiary died first.

SECTION FOUR - PREMIUM PAYMENTS

4.1 Receipt Of Premium Payments

If we have received all of the information we require to issue this Policy, we will credit the initial Premium Payment to this Policy within two Business Days after receipt.

We will credit additional Premium Payments to this Policy as of the Payment Date.

4.2 Limitations And Frequency Of Premium Payments

At any time before the maximum Age shown on the Policy Data Page, while you are living and before the Annuity Commencement Date, you may make Premium Payments at any interval and by any method we make available. The initial Premium Payment is shown on the Policy Data Page. The minimum additional Premium Payment you may make is also shown on the Policy Data Page. Unless otherwise specified on the Policy Data Page, we reserve the right to reject or limit the dollar amount of any Premium Payment in a fair and nondiscriminatory manner. We will notify you prior to applying, and when removing, this restriction.

The minimum amount of a Premium Payment that you may allocate to an Allocation Option is shown on the Policy Data Page. We reserve the right to limit the amount of a Premium Payment that you may allocate to any one Allocation Option. We may also limit or refuse Premium Payments to the Fixed Account as described on the Policy Data Page.

4.3 Allocation Of Premium Payments

We will apply the initial Premium Payment to one or more of the Allocation Options shown in the product prospectus or to any other Investment Division(s) or Asset Allocation Models that we may make available, in accordance with your instructions. Unless you instruct us otherwise, we will apply all additional Premium Payments in the same manner as the initial Premium Payment. Allocations to the Investment Divisions will be automatically rebalanced as described in Section 6.2, unless you elected to opt out of Automatic Asset Rebalancing.

You may change the allocation of additional Premium Payments to the Allocation Options after the Policy Date shown on the Policy Data Page. We will apply Premium Payments that we receive after the date on which we receive your allocation change request on the basis of your new instructions. You must indicate the percentage of each Premium Payment that you wish to allocate to any of the Allocation Options.

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SECTION FIVE - CHARGES AND DISTRIBUTIONS

5.1 Fees And Charges

We may apply an annual Policy Service Charge, as shown on the Policy Data Page. We will deduct that charge from this Policy’s Accumulation Value on each Policy Anniversary and on the date of a full surrender.

We will deduct the Separate Account mortality and expense risk and administrative costs charge from your Policy, as described on the Policy Data Page.

During the Surrender Charge period, we may deduct a Surrender Charge from the Policy’s Accumulation Value. Surrender Charges are explained in Section 5.5 and on the Policy Data Page.

Any optional rider(s) that you elect will result in additional charges that we will deduct from this Policy’s Accumulation Value on a quarterly basis.

5.2 Surrender Of This Policy

On any Business Day that occurs before the Annuity Commencement Date and after this Policy has an Accumulation Value, you may request a full surrender of the Accumulation Value, less any Surrender Charges, Policy Service Charges, and/or additional fees and charges (including rider charges) that may apply.

5.3 Partial Withdrawals

Provided this Policy has sufficient Accumulation Value, you may request a Partial Withdrawal by submitting to us your request at least thirty (30) days before the Annuity Commencement Date. The Partial Withdrawal may be for a selected amount or a percentage of the Accumulation Value. The minimum amount you may withdraw is shown on the Policy Data Page. You must specify the amount or percentage you wish to withdraw from among the Allocation Options. However, if you do not specify the Allocation Options from which to make the withdrawal, NYLIAC will withdraw the money on a pro-rata basis from each Allocation Option. We will make Partial Withdrawals from the Investment Divisions by deducting Accumulation Units. For an explanation of how we determine Accumulation Units to deduct, please refer to Section 8.6.

Partial Withdrawals from the Fixed Account will occur in the following sequence: first from the portion of the Fixed Account Accumulation Value attributed to the initial Premium Payment, then from the portion of the Fixed Account Accumulation Value attributed to subsequent Premium Payments in the order received.

Partial Withdrawals that you make from the DCA Advantage Account will occur in the following sequence: first from the portion of the DCA Advantage Account Accumulation Value attributed to the initial Premium Payment, then from the portion of the DCA Advantage Account Accumulation Value attributed to subsequent Premium Payments in the order received.

We will assess a Surrender Charge, as shown on the Policy Data Page, except as provided in Sections 5.5 and 5.6. If your request for a Partial Withdrawal from any Allocation Option is greater than the amount allocated to that Allocation Option, we will pay you the entire value of that Allocation Option, less any Surrender Charges that may apply.

The minimum Accumulation Value, as shown on the Policy Data Page, must remain in the Policy after a Partial Withdrawal. If a Partial Withdrawal would cause the total Accumulation Value of this Policy to fall below the required minimum, we may not process the Partial Withdrawal request.

5.4 Partial Withdrawal Or Full Surrender Payment

We will pay any Partial Withdrawal or full surrender proceeds within seven (7) days after we receive all required information. We will determine the Partial Withdrawal or full surrender value that we will pay on the date we receive all required information. However, if the New York Stock Exchange is closed on a day other than usual weekends or holidays or the Securities and Exchange Commission restricts trading or determines that an emergency exists, it may not be practical for us to determine the investment experience of the Separate Account. In that case, we may defer payment of a Partial Withdrawal or full surrender request from the Investment Divisions.

We may defer payment of any Partial Withdrawal or full surrender request from the Fixed Account and/or the DCA Advantage Account for up to six (6) months from the Partial Withdrawal or full surrender request date. We will pay interest on any amount deferred for thirty (30) days or more. If we defer payments, we will pay interest at the rate specified by the Insurance Department of the state where your Policy is issued from the date of the Partial Withdrawal or full surrender request. This rate will be at least one percent (1.00%) per year.

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5.5 Surrender Charges

A Surrender Charge will apply only if the amount of a Partial Withdrawal or full surrender exceeds the amount described under the Annual Surrender Charge Free Amount section of the Policy Data Page. A Surrender Charge may be waived as described in Section 5.6.

During the Surrender Charge period, as shown in the Surrender Charge schedule on the Policy Data Page, we may apply a Surrender Charge each time you make a Partial Withdrawal or when you surrender the Policy for its Accumulation Value. The Surrender Charge, if any, will be a percentage, as shown in the Surrender Charge schedule on the Policy Data Page, of the Accumulation Value withdrawn or surrendered. The applicable percentage corresponds to the Payment Year in which you make a Partial Withdrawal or full surrender request.

The Surrender Charge for the initial Premium Payment is the percentage in the applicable Payment Year measured from the Policy Date. For each subsequent Premium Payment, the Surrender Charge is the percentage in the applicable Payment Year measured from the Payment Date of each Premium Payment. Therefore, for purposes of calculating the Surrender Charge for an additional Premium Payment, the second Payment Year begins on the first anniversary of that additional Premium Payment, the third Payment Year begins on the second anniversary of that additional Premium Payment, and so on. Upon a Partial Withdrawal or full surrender, the Premium Payment producing the lowest Surrender Charge will be surrendered first. If more than one Premium Payment produces the same Surrender Charge, the oldest of those Premium Payments will be surrendered first.

5.6 Waiver Of Surrender Charges

We will waive Surrender Charges:

a)	upon payment of a death benefit; or

b)	for any Required Minimum Distribution (RMD) with respect to this Policy, as calculated by us, from the Accumulation Value of this Policy. However, if you make any Partial Withdrawals from this Policy during a Policy Year, in addition to any RMD withdrawals, we will combine all such withdrawals and apply a Surrender Charge to that portion of the withdrawals that exceeds the greater of the calculated RMD amount and the Annual Surrender Charge Free Amount, as explained in Section 5.5; or

c)	on amounts placed under a life income payment option, as described in Section 1.1, after the first Policy Year; or

d)	under conditions specified in any riders or endorsements attached to and made a part of this Policy; or

e)	if we terminate this Policy, as explained in Section 5.8.

5.7 State Premium Taxes

If state law requires us to pay state premium taxes for your Policy, we will deduct the amount of the state premium tax from the Accumulation Value of your Policy on the earliest of:

a)	the date that you surrender this Policy; or

b)	the Annuity Commencement Date, before we place the Accumulation Value under an available Income Payment option; or

c)	the date we terminate this Policy in accordance with Section 5.8.

However, we will not deduct the state premium tax from the Accumulation Value if we pay the Accumulation Value as a death benefit.

5.8 Termination Of This Policy

If we have not received any Premium Payments for two or more consecutive years and, as a result of Partial Withdrawals (together with applicable Surrender Charges) or other withdrawals made under a rider attached to this Policy, the Accumulation Value would provide Income Payments of less than $20 a month on the Annuity Commencement Date, we have the right to terminate this Policy and pay you the Accumulation Value in a single sum.

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This termination does not eliminate any ongoing obligations we may have under any rider that is attached to this Policy. We will notify you of our intention to exercise this right and allow you ninety (90) days to make a Premium Payment.

SECTION SIX – TRANSFERS

6.1 Allowable Transfers

You may transfer the Variable Accumulation Value between Investment Divisions.

You may also make transfers between the Investment Divisions and the Fixed Account, subject to certain limitations described on the Policy Data Page.

Transfers from the Fixed Account will occur in the following sequence: first from the Fixed Account Accumulation Value attributed to the initial Premium Payment, then from the Fixed Account Accumulation Value attributed to subsequent Premium Payments and transfers in the order received.

Transfers from the DCA Advantage Account are made to the Investment Divisions and/or an Asset Allocation Model. The DCA Advantage Account transfer procedures are described below.

6.2 Transfer Procedures And Limitations

You may make transfers at any time up to thirty (30) days before the Annuity Commencement Date. Each transfer must be equal to or greater than the minimum transfer amount shown on the Policy Data Page. A minimum balance must remain in an Investment Division and/or the Fixed Account after you make a transfer from an Investment Division and/or the Fixed Account, as shown on the Policy Data Page. If, after a transfer, the balance in that Investment Division or Fixed Account falls below the minimum, we have the right to include that amount as part of the transfer. We will allocate the remaining amount in the same proportion as the transfer request.

In addition, we will make certain transfers on an automatic basis unless you instruct us otherwise, subject to certain limitations described below. We will not include any transfer made on an automatic basis with the DCA Advantage Account and Automatic Asset Rebalancing options in determining the maximum number of transfers specified on the Policy Data Page.

Automatic Asset Rebalancing

Unless you have instructed us otherwise, we will make automatic transfers between the Investment Divisions in order to maintain the Investment Division allocations in a self-created portfolio and/or in the Asset Allocation Model you selected, at the original allocation percentages or at the allocation percentages you specify at any later time you request Automatic Asset Rebalancing. We will rebalance these Investment Divisions at the frequency you chose. NYLIAC reserves the right to round the allocation percentages up or down to a whole number (e.g., from 15.2% to 15.0%) when it rebalances the allocations to the Investment Divisions.

If you elected to opt out of Automatic Asset Rebalancing when you purchased this Policy and wish to elect it at a later time, the Variable Accumulation Value must be equal to or greater than the minimum value shown on the Policy Data Page. The minimum amount that must be transferred among the Investment Divisions under this option is shown on the Policy Data Page. NYLIAC reserves the right to cancel this feature if the Variable Accumulation Value is less than the minimum amount required for Automatic Asset Rebalancing.

You may not utilize the Automatic Asset Rebalancing option for amounts allocated to the Fixed Account and DCA Advantage Account.

At any time, you may elect or cancel the Automatic Asset Rebalancing option or change the rebalancing frequency to any frequency we make available by making a written request, which shall be effective upon our receipt of your request.

DCA Advantage Account

At the time you elect the DCA Advantage Account, you must tell us into which Investment Division(s) you want to transfer the DCA Advantage Account Accumulation Value. If you subsequently change these allocations, you must notify us prior to the DCA Advantage Account’s expiration date. We will automatically transfer amounts from your DCA Advantage Account into the Investment Division(s) in proportional periodic amounts in accordance with your

ICC15-P301	16

allocation instructions.

In addition, you may make transfers from the DCA Advantage Account to the Investment Divisions at any time, subject to any limitations under a rider or endorsement attached to this Policy. These transfers will not interrupt the automatic transfers from the DCA Advantage Account. Transfers from the DCA Advantage Account will occur in the following sequence: first from the DCA Advantage Account Accumulation Value attributed to the initial Premium Payment, then from the DCA Advantage Account Accumulation Value attributed to subsequent Premium Payments in the order received.

Amounts held in the DCA Advantage Account are completely transferred out of the DCA Advantage Account by the specified expiration date of that Account. In no event may the expiration date of the DCA Advantage Account extend beyond your Annuity Commencement Date.

You may request the DCA Advantage Account in addition to the Automatic Asset Rebalancing option.

You may not transfer any funds from the Investment Divisions or from the Fixed Account to the DCA Advantage Account.

You may not transfer the DCA Advantage Account Accumulation Value to the Fixed Account.

Other Limitations

We reserve the right to apply a charge for transfers as shown on the Policy Data Page. We reserve the right to limit the amount that you may transfer to any one Investment Division.

Your right to make transfers under this Policy is subject to modification if we determine, in our sole discretion, that the exercise of that right will disadvantage or potentially hurt the rights or interest of other policyowners. We may apply such restrictions in any manner reasonably designed to prevent any use of the transfer right that we consider to be to the actual or potential disadvantage of other policyowners.

SECTION SEVEN - ACCUMULATION VALUE

7.1 Calculation Of The Accumulation Value

On any day on or before the Annuity Commencement Date, the Accumulation Value of this Policy is equal to the sum of the Fixed Account Accumulation Value, the Variable Accumulation Value, and the DCA Advantage Account Accumulation Value for any Valuation Period.

Upon your request, we will inform you of this Policy’s Accumulation Value.

7.2 Calculation Of The Guaranteed Minimum Accumulation Value Of The Fixed Account And DCA Advantage Account

The guaranteed minimum Accumulation Value of the Fixed Account and of the DCA Advantage Account in this Policy are based on guaranteed interest rates credited at an annual effective rate. These guaranteed rates are shown on the Policy Data Page. The Fixed Account Accumulation Value and DCA Advantage Account Accumulation Value available under this Policy will never be less than the Nonforfeiture Value and will be no less than the minimum benefits required by law.

SECTION EIGHT - SEPARATE ACCOUNT

8.1 The Separate Account

We have established and maintained the Separate Account under the laws of the State of Delaware. Any realized or unrealized income, net gains, and losses from the assets of the Separate Account are credited or charged to it without regard to our other income.

The assets in the Separate Account are our property. The Separate Account assets equal the reserves and other Policy liabilities of the Separate Account. Those assets will not be chargeable with liabilities arising out of any other business we conduct. We reserve the right, when not prohibited by the laws of the state in which the Policy is issued, to transfer assets of an Investment Division, in excess of the reserves and other Policy liabilities with respect to that Investment Division, to another Investment Division or to our General Account.

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8.2 Investment Of The Separate Account Assets

The Separate Account invests its assets in shares of the Eligible Portfolios of the Fund. Fund shares are purchased, redeemed, and valued on behalf of the Separate Account. The Separate Account is divided into Investment Divisions. We reserve the right to add or remove any Investment Division of the Separate Account.

We will apply your Premium Payments that are allocated or transferred to the Investment Divisions to purchase Accumulation Units in those Investment Divisions.

8.3 Valuation Of The Separate Account Assets

We will determine the value of the assets in the Separate Account on each Business Day. The assets of the Separate Account will be valued at fair market value, as determined in accordance with a method of valuation that we establish in good faith. However, if the New York Stock Exchange is closed for a day other than usual weekends or holidays or the Securities and Exchange Commission restricts trading or determines that an emergency exists, it may not be practical for us to determine the investment experience of the Separate Account. In that case, we may defer transfers among the Allocation Options.

8.4 Our Rights And The Separate Account

We reserve the right, when not prohibited by the laws of the state in which this Policy is issued, to transfer assets of the Separate Account that we determine to be associated with the class of policies to which this Policy belongs to another Separate Account. If we make this type of transfer, the term “Separate Account” as used in this Policy, will then mean the Separate Account to which we transferred the assets.

We also reserve the right, when not prohibited by the laws of the state in which this Policy is issued, to:

a)	manage the Separate Account under the direction of a committee at any time;

b)	de-register the Separate Account under the Investment Company Act of 1940;

c)	combine the Separate Account with one or more other Separate Accounts; and

d)	restrict or eliminate any of the voting rights of Owners or other persons who have voting rights as to the Separate Account as permitted by law.

8.5 Change In The Objective Of A Fund

When required by law or regulation, we may change an objective of a Fund. We will not change the objective of a Fund unless the appropriate insurance official of the State of Delaware approved the change or it was deemed approved in accordance with such law or regulation. If so required, we will file a request for approval with the insurance official of the state or the district in which this Policy is issued.

8.6 Accumulation Units

We credit to this Policy that portion of each Premium Payment allocated or transferred to a designated Investment Division of the Separate Account in the form of Accumulation Units. We determine the number of Accumulation Units credited to this Policy by dividing the amount allocated or transferred to each Investment Division by the Accumulation Unit value for that Investment Division for the Valuation Period during which we receive the Premium Payment or transfer request and all required documentation.

We deduct from this Policy that portion of each Partial Withdrawal, Surrender Charge, Policy Service Charge, additional fees and charges (including rider charges), or transfer made from a designated Investment Division of the Separate Account from this Policy in the form of Accumulation Units. We determine the number of Accumulation Units to be deducted by dividing the amount withdrawn or transferred from each Investment Division by the Accumulation Units’ value for that Investment Division for the Valuation Period.

The value of an Accumulation Unit will vary in accordance with the investment experience of the Eligible Portfolios in which the Investment Divisions invest. The number of Accumulation Units in a Policy will not, however, change as a result of any fluctuations in the value of an Accumulation Unit.

8.7 Determination Of Accumulation Unit Value

We determine the value of an Accumulation Unit on any Business Day by multiplying the value of that unit on the immediately preceding Business Day by the net investment factor for the Valuation Period. We determine the net

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investment factor for this Policy used to calculate the value of an Accumulation Unit in any Investment Division of the Separate Account for the Valuation Period, as described on the Policy Data Page.

The net investment factor may be greater or less than one. Therefore, the Accumulation Unit value may increase or decrease.

The net asset value of a Fund share held in the Separate Account reflects a fee paid to an investment advisor for investment advisory services provided.

SECTION NINE - FIXED ACCOUNT

9.1 Investment Of The Fixed Account Assets

Premium Payments and, if allowable, transfer amounts allocated to the Fixed Account and interest earned thereon are held in NYLIAC’s General Account.

9.2 Valuation Of The Fixed Account

The amount in the Fixed Account is equal to the sum of Premium Payments and, if allowable, transfer amounts allocated to the Fixed Account, plus interest credited on those Premium Payments and transfer amounts, less any Partial Withdrawals and transfers from the Fixed Account, and less any Surrender Charges, Policy Service Charges, and/or additional fees and charges (including rider charges) assessed on and deducted from the Fixed Account.

We credit Premium Payments and, if allowable, transfer amounts allocated to the Fixed Account, with interest at a rate we set from time to time. We will set an interest rate in advance at least once each year. We credit interest on a daily basis. This rate will never be less than the guaranteed minimum interest rate for the Fixed Account shown on the Policy Data Page.

For all Premium Payments and transfer amounts that you have allocated to the Fixed Account, we will credit the rate in effect as of the Business Day we receive the Premium Payment or transfer request. A Premium Payment or transfer amount allocated to the Fixed Account will receive the rate in effect for the period during which the allocation is made, until the first anniversary of the Premium Payment or transfer. Thereafter, the rate applied to those amounts may change on the anniversary of each Premium Payment or transfer request to the Fixed Account. The new rate will take effect on the anniversary of the Premium Payment or transfer request to the Fixed Account.

The minimum Premium Payment amount that you may allocate to the Fixed Account is shown on the Policy Data Page. See Sections Four and Six and the Policy Data Page for information about restrictions on allocations to the Fixed Account.

The Fixed Account Accumulation Value will never be less than the Fixed Account portion of the Nonforfeiture Value. Upon full surrender, any amount payable from the Fixed Account will be no less than the Guaranteed Cash Surrender Value. The Fixed Account Accumulation Value available under this Policy will be no less than the minimum benefits required by law.

SECTION TEN - DCA ADVANTAGE ACCOUNT

10.1 Investment Of The DCA Advantage Account Assets

Premium Payments allocated to the DCA Advantage Account and interest earned thereon are held in NYLIAC’s General Account.

10.2 Valuation Of The DCA Advantage Account Assets

Under the DCA Advantage Account, we will set interest rates in advance for each date on which we may receive Premium Payments for allocation to the DCA Advantage Account. We credit interest on a daily basis. The rate credited will never be less than the guaranteed minimum interest rate for the DCA Advantage Account described on the Policy Data Page.

The amount in the DCA Advantage Account is equal to the Premium Payments allocated to the DCA Advantage Account, plus interest credited on those Premium Payments, less transfers and any Partial Withdrawals from the DCA Advantage Account, and less any Surrender Charges, Policy Service Charges and/or additional fees and

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charges (including rider charges) assessed on and deducted from the DCA Advantage Account.

We will credit the portion of the Premium Payments allocated to the DCA Advantage Account with the applicable interest rate as of the Payment Date. Interest rates for subsequent Premium Payments allocated to the DCA Advantage Account may be different from the rate we apply to the initial Premium Payment.

The minimum Premium Payment amount that you may allocate to the DCA Advantage Account is shown on the Policy Data Page.

The DCA Advantage Account Accumulation Value will never be less than the DCA Advantage Account portion of the Nonforfeiture Value. Upon full surrender, any amount payable from the DCA Advantage Account will be no less than the Guaranteed Cash Surrender Value. The DCA Advantage Account Accumulation Value available under this Policy will be no less than the minimum benefits required by law.

SECTION ELEVEN - GENERAL PROVISIONS

11.1 Report To Owner

At least once each Policy Year, and within sixty (60) days of the end of the reporting period, NYLIAC will provide a report on the status of this Policy. The report will provide you with the beginning and ending dates of the current reporting period and this Policy’s Accumulation Value on those dates. The Accumulation Value will include any Premium Payments, interest credited, expense charges, rider charges, Policy Service Charges, transfers, Partial Withdrawals, and Surrender Charges applied during the reporting period. The report will also include the cash surrender value, death benefit, and, if applicable, outstanding loans. It will also give the Owner any other facts required by state law or regulation. We will not charge a fee for the first report provided during any Policy Year. However, we may charge a reasonable fee, not to exceed $30, for additional reports provided on request. The Corporation will mail the report to your last known address.

11.2 Entire Contract

The entire contract consists of this Policy, any attached riders, endorsements, or amendments, and a copy of the attached application. Only our Chairman, President, Secretary, or one of our Executive Officers may change this contract, and then only in writing. We will not make any change to this contract unless you agree. No Registered Representative is authorized to change this contract or waive any provisions of this contract.

11.3 Information You Provided For This Policy

In issuing this Policy, we have relied on the information you provided, including statements made in the application. In the absence of fraud, all such statements are deemed to be representations and not warranties. We assume these statements are true and complete to the best of the knowledge and belief of those who made them. We will not use any such statement to contest this Policy unless that statement is a material misrepresentation.

11.4 Contestability Period

We will not contest this Policy if, while you are alive, this Policy has been in force for two (2) or more years from the Policy Date.

11.5 Misstatement Of Age Or Sex

If a date on the Policy Data Page is based on an Age that is not correct, we may change the date to reflect the correct Age and we will promptly notify you of this change. If the Age or sex of the Annuitant shown on the Policy Data Page is not correct as stated, we will adjust any amount payable under this Policy to the amount that the Premium Payments would have purchased at the correct Age and sex. If we made Income Payments based on the incorrect Age or sex, we will increase or reduce a later payment or payments to adjust for the error. Any adjustment will include interest at one percent (1.00%) per year, credited or charged as applicable, from the date of the incorrect payment to the date on which we make the adjustment.

11.6 Assignment Or Transfer

During your lifetime, you may assign or transfer your interest in this Policy (Non-Qualified Contracts only). If you do this, your interest, and the interest of any revocable Beneficiary, is subject to that of the assignee. As Owner, you retain any rights of ownership that have not been assigned or transferred.

An assignment or transfer may have adverse tax consequence to you; please consult with your tax advisor.

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You must provide us with a copy of any assignment of this Policy. We will not be responsible for the validity of any assignment. Any assignment, unless otherwise specified in the assignment by you, shall take effect as of the date you sign the assignment, subject to any payment we made or other action we took before we received the assignment.

An assignee may not change the Owner, Annuitant, or Beneficiary. The assignee also may not elect an alternate Income Payment option. We will pay any amount payable to the assignee in a single sum.

11.7 Protection Against Creditors

Except as stated in Section 11.6, payments we make under this Policy are, to the extent the law permits, exempt from the claims, attachments, or levies of any creditors.

11.8 Conformity With Law

This Policy is approved under the authority of the Interstate Insurance Product Regulation Commission (IIPRC) and is issued under the Commission standards. Any provision of the Policy that on the provision’s effective date is in conflict with IIPRC standards for this product type is hereby amended to conform to the IIPRC standards for this product type as of the provision’s effective date. This Policy is subject to all laws that apply.

Any paid-up annuity, cash surrender, or death benefits available under this Policy are not less than the minimum benefits required under Section 7 of the NAIC Variable Annuity Regulation, Model #250.

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APPENDIX 1

Single Life Table

Life Income - Guaranteed Period Payment Table Minimum Monthly Payment Guaranteed for 10 years per $1,000 of Proceeds

Adjusted Age	Male	Female
60	3.27	3.13
61	3.36	3.21
62	3.46	3.30
63	3.56	3.40
64	3.67	3.50
65	3.78	3.60
66	3.90	3.71
67	4.03	3.83
68	4.17	3.96
69	4.32	4.09
70	4.47	4.23
71	4.64	4.38
72	4.82	4.54
73	5.00	4.71
74	5.20	4.89
75	5.41	5.08
76	5.62	5.29
77	5.85	5.50
78	6.08	5.72
79	6.31	5.94
80	6.55	6.17
81	6.79	6.41
82	7.03	6.64
83	7.25	6.87
84	7.47	7.10
85	7.67	7.31
86	7.85	7.52
87	8.02	7.71
88	8.16	7.88
89	8.28	8.04
90	8.38	8.18
91	8.47	8.30
92	8.54	8.40
93	8.59	8.48
94	8.63	8.55
95	8.67	8.60
96	8.69	8.64
97	8.71	8.67
98	8.72	8.69
99	8.72	8.71
100	8.73	8.72

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APPENDIX 2

Joint Life Income - Guaranteed Period Payment Table

Minimum Monthly Payment Guaranteed for 10 years per $1,000 of Proceeds

Adjusted Age
Male	Female
	60	65	70	75	80	85	90	95	100
60	2.78	2.94	3.07	3.16	3.21	3.25	3.26	3.26	3.27
65	2.91	3.16	3.39	3.56	3.67	3.74	3.77	3.78	3.78
70	3.00	3.34	3.69	4.00	4.23	4.38	4.44	4.47	4.47
75	3.06	3.46	3.93	4.42	4.86	5.17	5.33	5.39	5.40
80	3.10	3.54	4.09	4.76	5.46	6.03	6.37	6.51	6.54
85	3.12	3.58	4.18	4.96	5.88	6.75	7.33	7.59	7.65
90	3.13	3.60	4.22	5.05	6.09	7.14	7.90	8.26	8.36
95	3.13	3.60	4.23	5.08	6.15	7.27	8.12	8.53	8.64
100	3.13	3.60	4.23	5.08	6.17	7.30	8.16	8.58	8.70

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APPENDIX 3

Joint Life Income - Guaranteed Period Payment Table

Minimum Monthly Payment Guaranteed for 10 years per $1,000 of Proceeds

Adjusted Age
Male Annuitant	Male Joint Annuitant
	60	65	70	75	80	85	90	95	100
60	2.83	2.99	3.10	3.18	3.23	3.25	3.26	3.27	3.27
65	2.99	3.23	3.45	3.60	3.70	3.75	3.77	3.78	3.78
70	3.10	3.45	3.79	4.08	4.29	4.41	4.46	4.47	4.47
75	3.18	3.60	4.08	4.57	4.98	5.24	5.36	5.40	5.40
80	3.23	3.70	4.29	4.98	5.67	6.18	6.44	6.53	6.55
85	3.25	3.75	4.41	5.24	6.18	6.99	7.46	7.62	7.66
90	3.26	3.77	4.46	5.36	6.44	7.46	8.08	8.31	8.37
95	3.27	3.78	4.47	5.40	6.53	7.62	8.31	8.59	8.65
100	3.27	3.78	4.47	5.40	6.55	7.66	8.37	8.65	8.71

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APPENDIX 4

Joint Life Income - Guaranteed Period Payment Table

Minimum Monthly Payment Guaranteed for 10 years per $1,000 of Proceeds

Adjusted Age
Female Annuitant	Female Joint Annuitant
	60	65	70	75	80	85	90	95	100
60	2.73	2.87	2.98	3.05	3.09	3.11	3.12	3.13	3.13
65	2.87	3.10	3.29	3.43	3.52	3.57	3.59	3.60	3.60
70	2.98	3.29	3.60	3.86	4.05	4.16	4.21	4.23	4.23
75	3.05	3.43	3.86	4.29	4.66	4.91	5.03	5.07	5.08
80	3.09	3.52	4.05	4.66	5.28	5.76	6.03	6.14	6.17
85	3.11	3.57	4.16	4.91	5.76	6.53	7.03	7.24	7.30
90	3.12	3.59	4.21	5.03	6.03	7.03	7.74	8.07	8.15
95	3.13	3.60	4.23	5.07	6.14	7.24	8.07	8.47	8.57
100	3.13	3.60	4.23	5.08	6.17	7.30	8.15	8.57	8.69

ICC15-P301A4	25

New York Life Insurance and Annuity Corporation

A wholly owned Delaware subsidiary of New York Life Insurance Company

Home Office – [200 Continental Drive, Suite 306 Newark, Delaware 19713]

Executive Office – [51 Madison Avenue New York, New York 10010]

Individual Flexible Premium Deferred Variable Annuity With A Guaranteed Minimum Death Benefit

This Policy Includes An Optional One-Time e-Delivery Credit.

THE POLICY VALUES AND BENEFITS PROVIDED BY THIS POLICY, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, ARE VARIABLE AND MAY INCREASE OR DECREASE AND ARE NOT GUARANTEED AS TO A FIXED DOLLAR AMOUNT.

This Policy is non-participating. Therefore, no dividends are payable.

ICC15-P301

New York Life Insurance and Annuity Corporation

Home Office	Executive Office
[200 Continental Drive, Suite 306][1]	[51 Madison Avenue][1]
[Newark, DE 19713][1]	[New York, NY 10010][1]

STATE INSURANCE DEPARTMENT PHONE NUMBER	[XXX-XXX-XXXX][5]

POLICY DATA PAGE

ANNUITANT(S)	—	[JOHN DOE]	AGE: [55][7]	[MALE]
		[JANE DOE][6]	AGE: [55][7]	[FEMALE]
POLICY NUMBER	—	[00 000 000]
POLICY DATE	—	[January 1, 2015]
OWNER(S)	—	[JOHN DOE]	[AGE: [55][7]	[MALE]]
		[JANE DOE][6]	[AGE: [55][7]	[FEMALE]]
POLICY TYPE	—	[NON-QUALIFIED][8]

INITIAL PREMIUM PAYMENT:			[$5,000]

INITIAL PREMIUM PAYMENT DATE:			[January 1, 2015]

INTEREST RATES:
Guaranteed Minimum Interest Rate – DCA Advantage Account:			[1.00%][9] (Annual Effective Rate)
Guaranteed Minimum Interest Rate – Fixed Account:			[1.00%][10] (Annual Effective Rate)

Nonforfeiture Rate:			[1.00%][11]

Nonforfeiture Value:

The Nonforfeiture Value is equal to 87.50% of the Consideration(s) allocated to the Fixed Account and/or to the DCA Advantage Account accumulated at the Nonforfeiture Rate since the Payment Date or transfer date, minus any amounts withdrawn or transferred from the Fixed Account and/or the DCA Advantage Account, with the remaining amount accumulated at the Nonforfeiture Rate since the date of withdrawal or transfer.

ANNUITY COMMENCEMENT DATE:	[January 1, 2055]

[E-DELIVERY CREDIT: If you register to receive via e-Delivery documents that include, but are not limited to prospectuses, annual reports, and semi-annual reports, we will apply a [$30]12 credit to this Policy’s Accumulation Value in the Policy Year in which you registered, and allocate it on a pro-rata basis, to the Allocation Options you selected. We will apply this credit only one time while this Policy remains in force. Therefore, if you cancel e-Delivery and reinstate it, you will not be entitled to any additional e-Delivery Credits.]12

SEPARATE ACCOUNT INFORMATION

[NET INVESTMENT FACTOR:

The net investment factor for this Policy used to calculate the value of an Accumulation Unit in any Investment Division of the Separate Account for the Valuation Period is determined by dividing (a) by (b) and subtracting (c) from the result, where:

a)	is the sum of:

1)	the net asset value of a Fund share held in the Separate Account for that Investment Division determined at the end of the current Valuation Period; plus

2)	the per share amount of any dividend or capital gain distributions made by the Fund for shares held in the Separate Account for that Investment Division if the ex-dividend date occurs during the Valuation Period; and

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POLICY DATA PAGE (Page 2 Cont’d.)

b)	is the net asset value of a Fund share held in the Separate Account for that Investment Division determined as of the end of the immediately preceding Valuation Period; and

c)

is the daily Mortality and Expense Risk and Administrative Costs Charge, which is 1/365th* of the annual Mortality and Expense Risk and Administrative Costs Charge shown in the Fees and Charges section below.

* In a leap year, this calculation is based on 366 days.

The Separate Account utilized under this Policy is NYLIAC Variable Annuity Separate Account III, a segregated asset account of the Corporation that consists of Investment Divisions, which are the variable investment options used to calculate the Variable Accumulation Value of this Policy.]13

[NET INVESTMENT FACTOR:

The net investment factor for this Policy used to calculate the value of an Accumulation Unit in any Investment Division of the Separate Account for the Valuation Period is determined by dividing a) by b) where:

a)	is the sum of:

1) the net asset value of a Fund share held in the Separate Account for that Investment Division determined at the end of the current Valuation Period, plus

2) the per share amount of any dividend or capital gain distributions made by the Fund for shares held in the Separate Account for that Investment Division if the ex-dividend date occurs during the Valuation Period; and

b)	is the net asset value of a Fund share held in the Separate Account for that Investment Division determined as of the end of the immediately preceding Valuation Period.

The Separate Account utilized under this Policy is NYLIAC Variable Annuity Separate Account IV, a segregated asset account of the Corporation that consists of Investment Divisions, which are the variable investment options used to calculate the Variable Accumulation Value of this Policy.]14

ALLOCATION OPTIONS

Unless otherwise restricted, the Allocation Options consist of the DCA Advantage Account, the Fixed Account, and the Investment Divisions of the Separate Account, as set forth below.

[IMPORTANT NOTICE – Because you have elected the Investment Preservation Rider, there are limitations on Premium Payment allocations and transfers. While the Investment Preservation Rider is in effect, the Fixed Account is not an available Allocation Option. In addition, allocations to the Investment Divisions are restricted in accordance with the Asset Allocation Categories described in the Premium Allocation section of the application and in the product prospectus. Please see the rider attached to this Policy for more information.]15

1)	DOLLAR COST AVERAGING (DCA) ADVANTAGE ACCOUNT AVAILABLE:

[6-Month DCA Advantage Account]16

2)	FIXED ACCOUNT:

1-Year Fixed Account

If the five-year Constant Maturity Treasury Rate, less 125 basis points, is below 3%, we may refuse the allocation of all or a portion of a Premium Payment to the Fixed Account.

3)	INVESTMENT DIVISIONS:

Under the Investment Divisions, you have the option to create a portfolio based on the Investment Divisions you select or use one of the Asset Allocation Models we make available under this Policy. You may withdraw your participation in either alternative at any time by submitting new allocation instructions. If you have not opted out of Automatic Asset Rebalancing, we will automatically rebalance your current

ICC15-DP301	SPECIMEN COPY	Page 2

POLICY DATA PAGE (Page 2 Cont’d.)

allocations to the Investment Divisions to conform to your current allocation instructions, unless you instruct us not to do so.

A)	SELF-CREATED PORTFOLIO:

For a self-created portfolio, please refer to the list of available Investment Divisions described in the application and product prospectus.

B)	ASSET ALLOCATION MODELS:

If you elect to participate in one of the available Asset Allocation Models, you may fully allocate your Premium Payment(s) to the selected Asset Allocation Model or partially allocate them among the selected Asset Allocation Model, the Fixed Account, if available, and the DCA Advantage Account. We will automatically transfer Premium Payment(s) allocated to the DCA Advantage Account to the Investment Divisions of the selected Asset Allocation Model based on the percentages, as provided under the Asset Allocation Model.

We may discontinue offering an Investment Division available under an Asset Allocation Model that has merged with an Investment Division not offered with this Policy or that has been otherwise restricted by that Investment Division’s investment advisor. Should this occur, we will promptly notify you of the change.

We will not provide you with information regarding any updates to the allocation percentages in the Asset Allocation Models or the creation of new Asset Allocation Models. We will not reallocate your Variable Accumulation Value based on any such updates or the existence of a new Asset Allocation Model. However, your Asset Allocation Model could change due to events that may impact the Investment Divisions as noted above. You may obtain information on new or updated Asset Allocation Models by contacting your registered representative. You should consult your registered representative periodically to consider whether the Asset Allocation Model you have selected is still appropriate for you. You may withdraw your participation in an Asset Allocation Model at any time by submitting new allocation instructions. If you wish to allocate your Variable Accumulation Value to another Asset Allocation Model, you may do so, subject to availability, by notifying us in writing. In some instances, an Asset Allocation Model may no longer be available after you remove your Variable Accumulation Value from it. Any existing Variable Accumulation Value in an Asset Allocation Model that is closed to new investments will remain allocated to that Asset Allocation Model until you remove it.

FIXED ACCOUNT TRANSFERS

[No transfers are permitted from the Investment Divisions to the Fixed Account.]17

[Transfers to the Fixed Account are only permitted if no transfers were made from the Fixed Account during the past six (6)
months.]18

During the Surrender Charge period for the initial Premium Payment, the sum of all transfers from the Fixed Account in a Policy Year may not exceed 25% of the highest attained Fixed Account Accumulation Value on any Policy Anniversary (Policy Date if in the first Policy Year). After this Surrender Charge period ends, transfers may not exceed 50% of the highest attained Fixed Account Accumulation Value on any Policy Anniversary, regardless of any new Surrender Charge periods applicable to additional Premium Payments. The highest attained Fixed Account Accumulation Value will decrease by the amount of any withdrawals made from the Fixed Account, and increase by the amount of any additional Premium Payments made to the Fixed Account. When the Fixed Account Accumulation Value is zero, all previous Fixed Account anniversary values are disregarded, and the next Premium Payment to the Fixed Account will then be considered the highest attained Fixed Account Accumulation Value until a subsequent anniversary results in a higher balance. Transfers to the Fixed Account have no effect on the highest attained Fixed Account Accumulation Value at the time the transfer is made. However, such transfers may increase the highest attained Fixed Account Accumulation Value following such transfers if, at the next Policy Anniversary, the Fixed Account Accumulation Value is greater than the highest attained Fixed Account Accumulation Value at the time that the transfer is made. Transfers from the Fixed Account have no impact on the highest attained Fixed Account Accumulation Value.

ICC15-DP301	SPECIMEN COPY	Page 2

POLICY DATA PAGE (Page 2 Cont’d.)

MINIMUMS AND MAXIMUMS

MINIMUMS:
Additional Premium Payment:	[$5,000][19]
Partial Withdrawal amount:	$500
Periodic Partial Withdrawal amount:	$100
Accumulation Value after a Partial Withdrawal:	$2,000
Premium Payment amount allocated to an Investment Division:	$25
Premium Payment amount allocated to the Fixed Account:	$25
Transfer amount from an Investment Division:	$500
Transfer amount to an Investment Division:	[$25][20]
Balance that must be maintained in an Investment Division after a transfer:	$500
[Transfer amount to the Fixed Account:	$500][21]
Transfer amount from the Fixed Account:	No Minimum
Balance that must be maintained in the Fixed Account after a transfer:	$25
Variable Accumulation Value required for the Automatic Asset Rebalancing option:	$2,500
Automatic Asset Rebalancing option transfer amount:	No Minimum
Premium Payment amount allocated to the DCA Advantage Account:	[$2,000][22]
Unscheduled transfer amount from the DCA Advantage Account:	$500
MAXIMUMS:
[Cumulative Premium Payments:	$1,000,000][23]
Age for Additional Premium Payments:	[75][24]

FEES AND CHARGES

TRANSFER CHARGE:

[Charge for each transfer made to or from an Investment Division and/or [to or]26 from the Fixed Account after the first
[twelve (12)]27 transfers in a Policy Year: [$30]28 ]25

SURRENDER CHARGES:

a)	SURRENDER CHARGE SCHEDULE

PAYMENT YEAR	PERCENTAGE	PAYMENT YEAR	PERCENTAGE
1	8%	5	4%
2	7%	6	3%
3	6%	7	2%
4	5%	8+	0%

ICC15-DP301	SPECIMEN COPY	Page 2

POLICY DATA PAGE (Page 2 Cont’d.)

b)	ANNUAL SURRENDER CHARGE FREE AMOUNT

Surrender Charges Are Applied as Follows:30 & 31

A Surrender Charge will apply to that portion of the amount withdrawn or surrendered that exceeds the greatest of: (A) [10%]29 of the Accumulation Value as of the last Policy Anniversary (or [10%]29 of the Premium Payment if the withdrawal is made in the first Policy Year), less any prior Partial Withdrawals made during the current Policy Year that were free of Surrender Charges; or (B) [10%]29 of the Accumulation Value at the time of the withdrawal, less any prior Partial Withdrawals made during the current Policy Year that were free of Surrender Charges; or (C) that portion of the Accumulation Value at the time of the withdrawal that exceeds the Premium Payments.

[[SEPARATE ACCOUNT MORTALITY AND EXPENSE RISK AND ADMINISTRATIVE COSTS CHARGE:32

[A charge equal on an annual basis to [1.30%]34 of the daily average of the Variable Accumulation Value, deducted from the Variable Accumulation Value.]35

[During the Surrender Charge period for the initial Premium Payment: A charge equal on an annual basis to [1.30%]34 of the daily average of the Variable Accumulation Value, deducted from the Variable Accumulation Value.

Following the expiration of the Surrender Charge period for the initial Premium Payment: A charge equal on an annual basis to [1.10%]34 of the daily average of the Variable Accumulation Value, deducted from the Variable Accumulation Value.]36]

[[SEPARATE ACCOUNT MORTALITY AND EXPENSE RISK AND ADMINISTRATIVE COSTS CHARGE:33

Each Policy quarter and on the date this Policy is surrendered, we will deduct a charge equal on an annual basis to the percentage, as set forth below, of the Adjusted Premium Payment and the portion of any Premium Payments transferred from the Fixed Account to the Investment Divisions. We deduct this charge from the Variable Accumulation Value.

The Adjusted Premium Payment is defined as the total Premium Payments allocated to the Investment Divisions of the Separate Account and the DCA Advantage Account, reduced by the portion of the amounts withdrawn from this Policy (including any applicable Surrender Charges and any applicable amounts withdrawn under a rider attached to this Policy) that exceed any gain in this Policy.

Applicable charge percentage[s]:]

[1.50%] 34 & 37

[During the Surrender Charge period for the initial Premium Payment:	[1.50%][34]

Following the expiration of the Surrender Charge period for the initial Premium Payment:	[1.30%]]34 & 38]

POLICY SERVICE CHARGE: The sum of [$30]39 may be deducted from the Accumulation Value on each Policy Anniversary and on the date this Policy is surrendered. However, this fee will be waived: a) if, on the Policy Anniversary or on the date of surrender, the Accumulation Value is [$100,000]40 or greater; or b) upon the Annuity Commencement Date. The Policy Service Charge is deducted from the Accumulation Value, pro-rata from each Allocation Option, on each Policy Anniversary and on the date of surrender.

ICC15-DP301	SPECIMEN COPY	Page 2

POLICY DATA PAGE (Page 2 Cont’d.)

[RIDER(S) [AND ENDORSEMENT(S)]]41

[FUTURE INCOME RIDER (included at no charge)]

[LIVING NEEDS BENEFIT/UNEMPLOYMENT RIDER (included at no charge)]

[INVESTMENT PRESERVATION RIDER –

[IMPORTANT NOTICE: Because you have elected the Investment Preservation Rider, there are limitations on the Premium Payment allocations and transfers. While the Investment Preservation Rider is in effect, the Fixed Account is not an available Allocation Option. In addition, allocations to the Investment Divisions are restricted in accordance with the Asset Allocation Categories described in the Premium Allocation section of the application and in the product prospectus. Please see the rider attached to this Policy for more information.]

[ANNUAL DEATH BENEFIT RESET RIDER]

Please see attached rider(s) to this policy for details

ICC15-DP301	SPECIMEN COPY	Page 2